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                                                                    EXHIBIT 99.1

For Immediate Release

               CRITICAL PATH APPOINTS NEW CHIEF FINANCIAL OFFICER

              Lawrence P. Reinhold Succeeds Mark Rubash, former CFO

            Company On Track to Deliver Profitability in Q4 and 2001

SAN FRANCISCO (DECEMBER 6, 2000) - Critical Path, Inc. (Nasdaq: CPTH) the dominant global provider of business-to-business Internet messaging infrastructure solutions, today announced that Lawrence P. Reinhold will join the company as Executive Vice President and Chief Financial Officer. Mark Rubash, the company's former CFO, has resigned for personal reasons following a leave of absence due to family illness.

         Reinhold brings almost 20 years of experience with technology companies' finance operations to Critical Path from PricewaterhouseCoopers. With extensive experience in accounting practices, public and private offerings, merger and acquisitions, and managing company growth, Reinhold will add to Critical Path's leadership bandwidth. Reinhold is the Managing Partner of PwC's Midwest Region Technology, Information/ Communications and Entertainment (TICE) practice. He also serves on the leadership team for the entire U.S. TICE practice.

         "We are extremely excited to have Larry join the Critical Path leadership team. We selected Larry for three important criteria: experience managing growth and expanding margins, hands on leadership, and fit within the CP team and the dynamic market opportunity," said Doug Hickey, CEO of Critical Path. "In addition to our executive team, we have a deep bench of experience in our finance group and we're all committed to working with Larry through this pivotal quarter of profitability and beyond. We continue to be very bullish on both our short and long term prospects"
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         "Critical Path is defining the market for Internet messaging infrastructure solutions. It has an exciting and highly leverageable business model, a great leadership position, and its accomplishments to date speak for the team's quality of execution," said Larry Reinhold.

         "Critical Path's messaging infrastructure products and services continue to find high demand across geographies and customer segments," continued Hickey. "Our business model and financial controls are working, and we continue to eagerly anticipate Critical Path's turning the corner to profitability in the fourth quarter." For specific financial guidance, the company continues to refer investors to the previously stated guidance in a press release of November 2, 2000.

         "Mark has been a valuable asset to Critical Path during this year of growth," continued Hickey. "As we emerge into the profitable phase, we will build on the fruits of Mark's tenure. He contributed to the creation of a company infrastructure that will scale to the next level of success. We thank him, and wish him the best in his future endeavors."

         A conference call to introduce Larry Reinhold will be held at 5pm Eastern Standard Time today. The call will be Webcast at www.vcall.com. A replay will be available through December 20th by dialing (888) 266-2086 or (703) 925-2435, code # 4826610

ABOUT CRITICAL PATH, INC.

Critical Path Inc. (Nasdaq: CPTH) ignites the power of information for eBusiness by providing the Internet messaging infrastructure upon which the new economy is built. The Company is a single resource that powers the flow of mission-critical information through an integrated portfolio of secure messaging, directory, data integration and collaboration solutions. Critical Path's technology strengthens all aspects of the eBusiness value chain by providing the messaging infrastructure that fuels customers' new and existing eBusiness initiatives. Critical Path is headquartered in San Francisco, with offices worldwide. More information on Critical Path can be found at www.cp.net.

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Note to Editors: Critical Path and the Critical Path logo are the trademarks of
Critical Path, Inc. All other trademarks are the property of their holders.


This press release contains forward-looking statements regarding the Company and its expectations, which involve certain risks and uncertainties. Factors that could cause the Company's results to differ materially from its expectations include: failure to expand our sales and marketing activities; unplanned system interruptions and capacity constraints that could reduce our ability to provide messaging services and harm our business and our reputation; potential difficulties associated with strategic relationships; ability to respond to rapid technological change of the Internet messaging industry; competition; foreign currency fluctuations; failure to maintain or reduce operating expense levels; delays in customer orders; recognition of revenue from customers; problems related to managing the Company's expected growth, including the ability to maintain or improve upon cost efficiencies; and the failure to realize savings due to perceived synergies of acquired businesses, including PeerLogic. These and other risks and uncertainties are described in more detail in the company's Critical Path's Annual Report on Form 10-K/A filed March 29, 2000 and with subsequent filings with the Securities and Exchange Commission ( www.sec.gov ).

Contact information:
Don Markley
Director of Investor Relations
Phone: 415.344.5503
don.markley@cp.net



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